EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Southern Community Financial Corporation and Subsidiary
Winston-Salem, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-76930, 333-76392, 333-114989, 333-114990, 333-114991, 333-114992, 333-114993, 333-114997, and 333-138601) on Form S-8 and the registration statement (No. 333-123038) on Form S-3 of Southern Community Financial Corporation of our reports dated March 15, 2007 with respect to the consolidated financial statements of Southern Community Financial Corporation and Subsidiary, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in this December 31, 2006 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina
March 15, 2007